Exhibit 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:

Investors:  Alice Kang Ryder (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Refinancing of $475 Million Credit Facility

KIRKLAND, Wa. –  November 12, 2003 - Nextel Partners, Inc. (NASDAQ: NXTP) today announced that its wholly-owned subsidiary, Nextel Partners Operating Corp., is launching a new $475 million senior secured credit facility, consisting of a $100 million, six-year revolving credit facility maturing in 2009 and a $375 million, seven-year term loan maturing in 2010.  The credit facilities will be guaranteed by Nextel Partners, Inc. and its subsidiaries, and will be secured by a pledge of all the assets of Nextel Partners’ subsidiaries.   Nextel Partners has received commitments from a syndicate of lenders led by J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. for the $100 million revolving credit commitment.

Borrowings under the new credit facility will be used to repay borrowings under Nextel Partners’ existing $475 million senior secured credit facility and for general corporate purposes.  “Nextel Partners is continuing to deliver on its commitment to reduce its cost of capital and strengthen its balance sheet.  In addition to the previously announced equity transaction, which will apply the primary proceeds towards exercising the equity clawback on approximately 32% of our 12.50% senior notes, the refinancing of our existing credit facilities further reduces interest expense and extends their maturities,” stated Barry Rowan, Nextel Partners’ Chief Financial Officer and Treasurer.  Nextel Partners expects to complete the refinancing by mid-December.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Nextel Direct ConnectSM digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 293 of the top 300 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

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